UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/14/2005

CELLSTAR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006
(Address of Principal Executive Offices, Including Zip Code)

(972)466-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 17, 2005, CellStar Corporation (the "Company") announced that it had received a Nasdaq Staff Determination indicating that the Company has failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company received the letter on March 14, 2005. The Company is in violation of the rule due to its inability to timely file its Annual Report on Form 10-K for the fiscal year ended November 30, 2004 (the "Form 10-K"). The Company has delayed filing its Form 10-K while it resolves issues related to accounts receivable and revenues in its Asia-Pacific Region.

The Company also announced that, in accordance with the rules of The Nasdaq Stock Market, the Company plans to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and request continued listing on Nasdaq until the Company files its Form 10-K for the fiscal year ended November 30, 2004. No delisting action will take place prior to the hearing; however, the Company can provide no assurance that the hearing panel will grant its request for continued listing.

As a result of the Company's inability to timely file its Form 10-K, the Company's trading symbol has been changed by The Nasdaq National Market from "CLST" to "CLSTE" and will not revert to "CLST" until the Company has filed its Form 10-K and regained compliance with Nasdaq's Marketplace Rules.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

99.1   CellStar Corporation press release dated March 17, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: March 17, 2005.	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	CellStar Corporation press release dated March 17, 2005.